ADMINISTRATION SERVICE AGREEMENT

Schedule B-2

The Rational Investor Fund

FEES AND EXPENSES

Annual fee for the Fund:

[0.40% or 40 basis points on the average net assets of the Fund]*, which fee represents the combined annual fee payable by the Trust with respect to the Fund with respect to GFS’ services provided under the following agreements between the Trust and GFS (as the same may be hereafter amended, supplemented or restated):

(a)          Administration Service Agreement, dated as of May 19, 2005;

(b)          Transfer Agency Service Agreement, dated May 19, 2005; and

(c)          Fund Accounting Service Agreement, dated as of May 19, 2005.

*Language as it already exists in each agreement

Plus Out-of-pocket expenses, which include, but are not limited to:

Postage, Courier and Stationery Programming, Special Reports Proxies, Insurance EDGAR filing @ $8.00 per page Retention of records Federal and State regulatory filing fees Certain insurance premiums

Travel (as requested by the Fund)

Expenses related to Board of Trustees’ meetings

Auditing and legal expenses

Blue Sky conversion expenses (if necessary)

NASDAQ charges

All other out-of-pocket expenses

(Fees are billed monthly)

STATE REGISTRATION (BLUE SKY) FEES:

The fees enumerated above include the initial state registration, renewal and maintenance of registrations (as detailed in Section 2(b)) for three (3) states. Each additional state registration requested will be subject to the following fees per fund:

                                                                        Initial registration               $295.00

                                                                        Registration renewal          $150.00

                                                                        Sales reports (if required)  $  25.00

All special reports and/or analyses requested by the Fund shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

                                                                        GFS Senior Staff     $150.00 per hour

                                                                        GFS Junior Staff      $ 75.00 per hour

                                                                        MIS Staff                  $200.00 per hour

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Administrative Services Agreement dates May 19, 2005, this 13th day of July, 2005.

NORTHERN LIGHTS FUND TRUST                                GEMINI FUND SERVICES, LLC

(for The Rational Investor Fund)

 By:___/s/ Michael J. Wagner_________________           By:_/s/ Andrew Rogers__________________

Michael J. Wagner, President                                              Andrew Rogers, Senior Vice President

THE RATIONAL INVESTOR® ADVISORS, LLC

__/s/ James J. Dlugosch_________________________________

Attested to by: James J. Dlugosch, President